Exhibit 6

                               FEE WAIVER/EXPENSE
                             REIMBURSEMENT AGREEMENT


      THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (the "Agreement") is made as of [ ], 2007 by and among BlackRock Advisors, LLC ("BlackRock Advisors") and BlackRock Large Cap Series Funds, Inc. (the "Corporation"), on behalf of itself and BlackRock Large Cap Core Fund, a series of the Corporation, (the "Fund").

      WHEREAS, BlackRock Advisors and the Corporation have determined that the total annual fund operating expenses of certain classes of the Fund's shares may increase as a result of the reorganization with Investment Trust;

      WHEREAS, BlackRock Advisors and the Corporation, on behalf of itself and the Fund, have entered into an administration agreement dated as of September
29. 2006 (the "Administration Agreement") whereby BlackRock Advisors provides certain administrative services to the Corporation and the Fund;

      WHEREAS, BlackRock Advisors desires to waive all or a portion of its fees, and/or reimburse all or a portion of the expenses of the Fund under the Administration Agreement, as may from time to time be necessary as provided herein;

      WHEREAS, BlackRock Advisors understands and intends that the Corporation will rely on this Agreement in preparing registration statements on Form N-1A and in accruing the expenses of the Fund for purposes of calculating net asset value and for other purposes, and expressly permits the Corporation to do so; and

      WHEREAS, shareholders of the Fund will benefit from the ongoing waivers and/or reimbursements by incurring lower operating expenses than they would absent such waivers and/or reimbursements.

      NOW, THEREFORE, BlackRock Advisors agrees to waive fees and/or reimburse direct expenses of the Fund to the extent necessary to limit the ordinary annual operating expenses (excluding: (i) interest, taxes, brokerage commissions, and other expenditures which are capitalized in accordance with generally accepted accounting principles; (ii) expenses incurred indirectly by the Fund as a result of investments in other investment companies and pooled investment vehicles;
(iii) other expenses attributable to, and incurred as a result of, the Fund's investments; and (iv) other extraordinary expenses not incurred in the ordinary course of the Fund's business) (a) with respect to Investor A shares of the Fund, to 1.11% of the average daily net assets of the Fund attributable to Investor A shares for the annual period and (b) with respect to Investor B shares of the Fund, to 1.91% of the average daily net assets of the Fund attributable to Investor B shares for the annual period; provided, however, that in no event shall the sum of the fees waived and the expenses reimbursed by BlackRock Advisors exceed the amount of fees actually due to BlackRock Advisors under the Administration Agreement. The relative amounts of the fees waived and the expenses reimbursed by BlackRock Advisors pursuant to this paragraph and the relative reduction of the administration fee pursuant to this paragraph will be determined by BlackRock Advisors in its discretion, so long as the total ordinary annual

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operating expenses incurred by the stated classes of shares of the Fund do not exceed the amounts stated above.

      This Agreement shall be effective from the date hereof until October 31, 2008 and shall remain effective for each fiscal year thereafter unless (i) BlackRock Advisors shall notify the Fund of the termination of the contractual fee waiver and/or expense reimbursement not less than 30 days prior to the end of the then current fiscal year or (ii) it is terminated by a vote of a majority of the Board of Directors of the Corporation, including a majority of the Directors who are not "interested persons" of the Corporation as defined in
Section 2(a)(19) of the Investment Company Act of 1940, as amended.



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

      IN WITNESS WHEREOF, BlackRock Advisors and the Corporation have agreed to this Fee Waiver/Expense Reimbursement Agreement as of the day and year first above written.


                                       BLACKROCK ADVISORS, LLC
                                       By:


                                       By:
                                           -------------------------------------
                                           Name:  Donald C. Burke
                                           Title: Managing Director


                                       BLACKROCK LARGE CAP SERIES FUNDS, INC.,
                                       on behalf of itself and BlackRock
                                       Large Cap Core Fund


                                       By:
                                           -------------------------------------
                                           Name:  Donald C. Burke
                                           Title: Vice President and Treasurer






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